EXHIBIT 23.1

We consent to the incorporation by reference in Registration Statement No. 333-160925 on Form S-8, of our report dated June 27, 2012, relating to the financial statements and supplemental schedule of Pentair, Inc. Retirement Savings and Stock Incentive Plan, appearing in this Annual Report on Form 11-K of Pentair Inc. Retirement Savings and Stock Incentive Plan for the year ended December 31, 2011.

Minneapolis, Minnesota

June 27, 2012